Exhibit 3.269

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Articles of Incorporation

filed pursuant to § 7-90-301, et seq. and § 7-102-102 of the Colorado Revised Statutes (C.R.S)

1.	Entity name:

Sheridan Children’s Healthcare Services of Colorado, P.C.

(The name of a corporation must contain the term or abbreviation “corporation”, “incorporated”, “company”, “limited”, “corp.”, inc.”, “co.” or “ltd”; If the corporation is a professional corporation, it must contain the term or abbreviation “professional corporation”, “p.c.” or “pc” §7-90-601, C.R.S.)

2.	Use Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):

☐ “bank” or “trust” or any derivative thereof

☐ “credit union” ☐ “savings and loan”

☐ “insurance”, “casualty”, “mutual”, or “surety”

3.	Principal office street address:

1613 North Harrison Parkway

Suite 200

Sunrise, FL 33323

United States

4.	Principal office mailing address:

(if different from above):

5.	Registered agent: (if an individual):

OR (if a business organization):                                         The Corporation Company

6.	The person appointed as registered agent in the document has consented to being so appointed.

7.	Registered agent street address:

1675 Broadway

Suite 1200

Denver, CO 80202

8.	Registered agent mailing address:

(LEAVE BLANK if same as above)

9.	If the corporation’s period of duration is less than perpetual, state the date on which the period of duration expires:

10.	(OPTIONAL) Delayed effective date:

11.	Name(s) and address(es) of incorporators: (if an individual)

Stewart Ellen E Esq.

OR (if a business organization):

370 Seventeenth Street

Suite 4800

Denver, CO 80202

United States

(if an individual):

OR (if a business organization):

United States

(if an individual):

OR (if a business organization):

United States

(If there are more than three incorporators, mark this box ☐ and include an attachment stating the true names and mailing addresses of all additional incorporators.)

12.	The corporation is authorized to issue 1,000 shares of common stock.

                                                                      (number)

Additional classes of capital stock may be authorized and additional information regarding the corporation’s stock may be stated, mark this box ☐ and include an attachment stating pertinent information.)

13.	Additional information may be included pursuant to §7-102-102, C.R.S. and other organic statutes such as title 12, C.R.S. If applicable, mark this box ☑ and include an attachment stating the additional information.

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

14.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Stewart Ellen E Esq.

370 Seventeenth Street

Suite 4800

Denver, CO 80202

United States

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

ARTICLES OF INCORPORATION

OF

SHERIDAN CHILDREN’S HEALTHCARE SERVICES OF COLORADO, P.C.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned incorporator, being of the age of eighteen years or more, desiring to organize a corporation under the laws of the State of Colorado, verifies these Articles of Incorporation.

ARTICLE I

Name of Corporation

The name of the Corporation is Sheridan Children’s Healthcare Services of Colorado, P.C.

ARTICLE II

Address

The address of the Corporation’s initial principal office is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is to conduct the practice of medicine solely through persons licensed by the State Board of Medical Examiners to practice medicine in the State of Colorado, and to do all things appropriate for rendering the services required in conjunction therewith. The Corporation shall have and may exercise all powers and rights granted or otherwise provided for by the Colorado Business Corporation Act and the laws of the State of Colorado only in furtherance of and subject to its corporate purpose.

ARTICLE IV

Shareholders

A. Qualifications - Licensed Physicians. All shareholders of the Corporation shall be persons licensed by the State Board of Medical Examiners to practice medicine in the State of Colorado, who own their shares in their own right, and who are actively engaged in the practice of medicine in the offices of the Corporation, except for periods of illness, accident, time spent in the armed services, vacations or time spent on leave of absence of less than one year.

B. Failure to Qualify. Any shareholder not meeting the qualifications of a shareholder as set forth in these Articles of Incorporation shall immediately dispose of all of his or her shares, either to the Corporation or to a person meeting such qualifications. The Corporation may, as a condition to its issuance of shares to a prospective shareholder, require the shareholder to enter into an agreement with the Corporation providing that if such person ceases to be or for any reason is ineligible to be a shareholder, the shareholder shall dispose of all of his or her shares forthwith, either to the Corporation or to a person licensed by the State Board of Medical Examiners to practice medicine in the State of Colorado who meets such other qualifications as the Corporation and the shareholders may establish from time to time. The agreement may contain such other terms and conditions which are required by the Corporation.

C. Liability. All shareholders of the Corporation shall be jointly and severally liable for all acts, errors, and omissions of the Corporation’s employees except during periods of time when each person licensed by the State Board of Medical Examiners to practice medicine in Colorado who is a shareholder or any employee of the Corporation has a professional liability policy insuring himself or herself and all employees who are not licensed to practice medicine who act at his or her direction in the minimum amounts and on the terms and conditions as imposed by the Colorado Medical Practice Act, as that Act may be amended from time to time, or when the Corporation maintains in good standing professional liability insurance which meets the minimum standards imposed by the Colorado Medical Practice Act, as the Act may be amended from time to time.

ARTICLE V

Board of Directors and Officers

A. Number of Directors. The business affairs of the Corporation shall be managed by a Board of Directors. The number of directors shall be as set forth in the Bylaws of the Corporation as the same may be amended from time to time, or, if the Bylaws fail to fix such a number, then by resolution adopted by the Board of Directors.

B. Qualification of Directors. To the extent possible, all directors shall be shareholders of the Corporation. Any lay directors shall not exercise any authority whatsoever over professional matters. The directors shall have such other qualifications as may be set forth in the Bylaws of the Corporation.

C. Qualifications of Officers. The President of the Corporation shall be a shareholder and a director of the Corporation. All other officers, to the extent possible, may be shareholders of the Corporation. Any lay officers shall not exercise any authority whatsoever over professional matters. The officers shall have such other qualifications as may be set forth in the Bylaws of the Corporation.

ARTICLE VI

Capital

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of common stock (the “Common Stock”). All shares when issued shall be nonassessable and fully paid. Each shareholder of record shall be entitled at all shareholder meetings to one vote for each share of stock standing in his or her name on the books of the Corporation. There shall be no distinction between the designations, preferences, limitations or the relative rights of the shares of the Corporation’s stock. The holders of the Common Stock shall have the sole and exclusive right to elect all of the directors of the Corporation, shall have unlimited voting rights, and are entitled to receive the net assets of the Corporation upon dissolution.

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ARTICLE VII

Transfer Restrictions

In addition to the restrictions imposed by the Colorado Medical Practice Act, the Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation’s right to so impose such restrictions, whether by provision of the Bylaws, agreement with the shareholders or otherwise.

ARTICLE VIII

No Cumulative Voting

Cumulative voting of shares in the election of directors is not allowed.

ARTICLE IX

Indemnification

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that (1) he is or was a director of the Corporation; (2) he served the Corporation; or (3) he is or was serving, at the request of the Corporation, as director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or any individual entity or of any employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, in that person’s estate or personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, as long as such provision is legally permissible.

ARTICLE X

Limitation of Directors’ Liability

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. This provision shall not, however, eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages otherwise existing for: (1) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any acts specified under C.R.S. Section 7-108-403 or any amendment thereto or successor provision thereto; or (4) any transaction from which the director derived directly or indirectly any improper personal benefit.

If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article X shall not adversely affect any right or protection of a director of the Corporation under this Article X as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article X, prior to

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such repeal or modification. The limitations on personal liability contained in this Article shall continue as to a person who has ceased to be a director, and shall inure to the benefit of his or her heirs, executors and administrators. The protection afforded in this Article shall not restrict other common law protections and rights that a director may have.

ARTICLE XI

Registered Office and Agent

The street address of the Corporation’s initial registered office is 1675 Broadway, Suite 1200, Denver, CO 80202, and the name of the Corporation’s initial registered agent at such address is The Corporation Company.

ARTICLE XII

Incorporator

The name and address of the incorporator is Ellen E. Stewart, Esq., 370 Seventeenth Street, Suite 4800, Denver, Colorado 80202. The incorporator is a natural person of at least eighteen years of age.

Dated as of December 14, 2006 to be effective upon filing with the Colorado Secretary of State.

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